EXHIBIT 99.1

Halo Group, Inc. Parent Company, GVC Venture Corp., Announces Change in Name
GVC Venture Corp. Changes Name to Halo Companies, Inc.

Allen, TX. – Halo Group, Inc., a nationwide consumer financial services company and a subsidiary of GVC Venture Corp. (OTCBB: GPAX), announces today that the company is proceeding with the initiatives that were authorized by the stockholders and made available in an information statement filed with the Securities and Exchange Commission by GVC Venture Corp. on November 20th ..  Accordingly, on December 15th, GVC Venture Corp. filed an 8-K announcing a change in the name of the company from GVC Venture Corp. to Halo Companies, Inc. This is a change in name only and does not affect the company’s ownership structure or day-to-day operations.

The name change is a part of a larger effort on the part of the parent company to create name recognition and identity for all company activities under the Halo name. “We are very excited about the momentum Halo is experiencing and know the value of a clear concise message when relaying this activity to the public,” states Jimmy Mauldin, Chief Strategy Officer of Halo Companies, Inc. “We look forward to continuing to enhance and evolve the avenues through which the company serves consumers under the Halo name.”

About Halo Group, Inc.

Halo Group, Inc. is a nationwide holding company based in Allen, TX with nine subsidiaries that operate primarily in the consumer financial services industry including debt, mortgage, real estate, credit, loan modification, and insurance. Halo has been recently recognized by Inc. Magazine, Comerica Bank’s Collin 60, Capital One Bank Celebration of Enterprise, and the SMU Cox School of Business Dallas 100. For more information about Halo Group, Inc., visit www.myhalogroup.com.

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Cautionary Language Concerning Forward-Looking Statements:

Information set forth in this press release contains forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in Halo Companies, Inc.'s filings with the Securities and Exchange Commission.  Halo Companies, Inc. disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.

Contact information:

Public Relations:
Jamie Watson
Marketing Manager
214-644-0065
jwatson@myhalogroup.com

Investor Relations:
Reif Chron
General Counsel
214-644-0065
rchron@myhalogroup.com